EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

             We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-50432, 333-32834, 333-77007, 333-59051, 333-27499, 333-03806 and 33-90728) pertaining to the Credence Systems Corporation Supplemental Stock Option Plan, 1993 Stock Option Plan, and the 1994 Employee Stock Purchase Plan of Credence Systems Corporation and Form S-8 (File No. 333-38428) pertaining to the 1996 Stock Option Plan of TMT, Inc. (assumed by Credence Systems Corporation), of our report dated November 22, 2000, with respect to the consolidated financial statements and schedule of Credence Systems Corporation included in the Annual Report (Form 10-K) for the year ended October 31, 2000.

/s/ ERNST & YOUNG LLP

San Jose, California
January 26, 2001